Exhibit 99.1

RBB Bancorp Reports Second Quarter 2025 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share

Los Angeles, CA, July 21, 2025 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as the “Company,” announced financial results for the quarter ended June 30, 2025.

Second Quarter 2025 Highlights

●	Net income totaled $9.3 million, or $0.52 diluted earnings per share
●	Return on average assets of 0.93%, compared to 0.24% for the quarter ended March 31, 2025
●	Net interest margin expanded to 2.92%, up from 2.88% for the quarter ended March 31, 2025
●	Net loans held for investment growth of $91.6 million, or 12% annualized
●	Nonperforming assets decreased $3.6 million, or 5.5%, to $61.0 million at June 30, 2025, down from $64.6 million at March 31, 2025
●	Book value and tangible book value per share(1) increased to $29.25 and $25.11 at June 30, 2025, up from $28.77 and $24.63 at March 31, 2025

The Company reported net income of $9.3 million, or $0.52 diluted earnings per share, for the quarter ended June 30, 2025, compared to net income of $2.3 million, or $0.13 diluted earnings per share, for the quarter ended March 31, 2025. Net income for the second quarter of 2025 included income from an Employee Retention Credit ("ERC") of $5.2 million (pre-tax), which was included in other income, offset partially by professional and advisory costs associated with filing and determining eligibility for the ERC totaling $1.2 million (pre-tax).

“Another quarter of strong loan growth and stable loan yields drove increasing net interest income and margin expansion in the second quarter,” said Johnny Lee, President and Chief Executive Officer of RBB Bancorp. “We also benefited from the receipt of a $5.2 million ERC in the second quarter. We continue to work through our nonperforming assets and remain focused on resolving our nonperforming loans as quickly as possible while minimizing the impact to earnings and capital.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $27.3 million for the second quarter of 2025, compared to $26.2 million for the first quarter of 2025. The $1.2 million increase was due to a $1.9 million increase in interest income, offset by a $698,000 increase in interest expense. The increase in interest income was mostly due to a $2.1 million increase in interest and fees on loans. The increase in interest expense was due to a $433,000 increase in interest on borrowings and a $265,000 increase in interest on deposits.

The net interest margin (“NIM”) was 2.92% for the second quarter of 2025, an increase of 4 basis points from 2.88% for the first quarter of 2025. The NIM expansion was due to a 3 basis point increase in the yield on average interest-earning assets, combined with a 1 basis point decrease in the overall cost of funds. The yield on average interest-earning assets increased to 5.79% for the second quarter of 2025 from 5.76% for the first quarter of 2025 due mainly to a 2 basis point increase in the yield on average loans to 6.03%. Average loans represented 85% of average interest-earning assets in the second quarter of 2025, as compared to 84% in the first quarter of 2025.

The average cost of funds decreased to 3.14% for the second quarter of 2025 from 3.15% for the first quarter of 2025, driven by an 11 basis point decrease in the average cost of interest-bearing deposits, partially offset by a 75 basis point increase in the average cost of total borrowings. The average cost of interest-bearing deposits decreased to 3.66% for the second quarter of 2025 from 3.77% for the first quarter of 2025. The overall funding mix for the second quarter of 2025 remained relatively unchanged from the first quarter of 2025 with total deposits representing 90% of interest bearing liabilities and average noninterest-bearing deposits representing 17% of average total deposits. The average cost of borrowings increased as $150 million in long term FHLB advances matured during the first quarter of 2025, the majority of which were replaced and repriced at current market rates. The all-in average spot rate for total deposits was 2.95% at June 30, 2025.

Provision for Credit Losses

The provision for credit losses was $2.4 million for the second quarter of 2025 compared to $6.7 million for the first quarter of 2025. The second quarter of 2025 provision for credit losses reflected an increase in general reserves of $1.5 million due mainly to net loan growth, and an increase in a specific reserve of $924,000 related to one lending relationship. The second quarter provision also took into consideration factors such as changes in the outlook for economic conditions and market interest rates, and changes in credit quality metrics, including changes in loans 30-89 days past due, nonperforming loans, special mention and substandard loans during the period. Net charge-offs of $3.3 million in the second quarter related to loans which had these specific reserves at March 31, 2025. Net charge-offs on an annualized basis represented 0.42% of average loans for the second quarter of 2025 compared to 0.35% for the first quarter of 2025.

Noninterest Income

Noninterest income for the second quarter of 2025 was $8.5 million, an increase of $6.2 million from $2.3 million for the first quarter of 2025. The second quarter of 2025 included other income of $5.2 million for the receipt of ERC funds from the IRS. The ERC was a grant program established under the Coronavirus Aid, Relief, and Economic Security Act in response to the COVID-19 pandemic and these funds relate to qualifying amended payroll tax returns the Company filed for the first and second quarters of 2021.

Upon receipt of the ERC funds, certain professional and tax advisory costs associated with the assessment and compilation of the ERC refunds became due and payable. These amounts totaled $1.2 million and are included in legal and professional expense in our consolidated statements of income for the second quarter of 2025. There were no such ERC amounts received or associated costs recognized during the first quarter of 2025 or the quarter ended June 30, 2024.

The second quarter of 2025 also included a higher gain on sale of loans of $277,000 and recoveries associated with a fully-charged off loan acquired in a bank acquisition of $350,000, the latter included in "other income."

Noninterest Expense

Noninterest expense for the second quarter of 2025 was $20.5 million, an increase of $2.0 million from $18.5 million for the first quarter of 2025. This increase was mostly due to higher legal and professional expense of $1.4 million, of which $1.2 million was attributed to the aforementioned ERC advisory costs, and a $437,000 increase in salaries and employee benefits expenses. The increase in compensation includes higher incentives related to sustained production levels, the impact of annual pay increases, and approximately $330,000 in costs related to executive management transitions, offset by lower payroll taxes. The efficiency ratio was 57.2% for the second quarter of 2025, down from 65.1% for the first quarter of 2025 due mostly to higher noninterest income related to the ERC, partially offset by higher noninterest expense related to the ERC advisory costs.

Income Taxes

The effective tax rate was 27.8% for the second quarter of 2025 and 28.2% for the first quarter of 2025.

Balance Sheet

At June 30, 2025, total assets were $4.1 billion, an $80.6 million increase compared to March 31, 2025, and a $221.9 million increase compared to June 30, 2024.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.2 billion as of June 30, 2025, an increase of $91.6 million, or 12% annualized, compared to March 31, 2025 and an increase of $187.0 million, or 6.1%, compared to June 30, 2024. The second quarter of 2025 net loan growth included $182.8 million in new production with an average yield of 6.76%. The increase from March 31, 2025 was primarily due to a $57.3 million increase in single-family residential ("SFR") mortgage loans, a $28.0 million increase in commercial real estate ("CRE") loans, a $5.3 million increase in Small Business Administration ("SBA") loans and a $2.7 million increase in commercial and industrial ("C&I") loans. The loan to deposit ratio was 101.5% at June 30, 2025, compared to 100.0% at March 31, 2025 and 100.9% at June 30, 2024.

As of June 30, 2025, available for sale securities ("AFS") totaled $413.1 million, an increase of $35.0 million from March 31, 2025, primarily related to purchases of $68.0 million, offset by maturities and amortization of $33.0 million during the second quarter of 2025. As of June 30, 2025, net unrealized losses totaled $23.1 million, a $1.9 million decrease, when compared to net unrealized losses of $25.0 million as of March 31, 2025.

Deposits

Total deposits were $3.2 billion as of June 30, 2025, an increase of $45.6 million, or 5.8% annualized, compared to March 31, 2025 and an increase of $164.6 million, or 5.4%, compared to June 30, 2024. The increase during the second quarter of 2025 was due to a $29.9 million increase in interest-bearing deposits coupled with a $15.7 million increase in noninterest-bearing deposits. The increase in interest-bearing deposits included increases in time deposits of $59.5 million, offset by decreases in interest-bearing non-maturity deposits of $29.5 million. Wholesale deposits totaled $183.8 million at June 30, 2025, an increase of $25.3 million compared to $158.5 million at March 31, 2025. Noninterest-bearing deposits totaled $543.9 million and represented 17.1% of total deposits at June 30, 2025 compared to $528.2 million and 16.8% at March 31, 2025.

Credit Quality

Nonperforming assets totaled $61.0 million, or 1.49% of total assets, at June 30, 2025, down from $64.6 million, or 1.61% of total assets, at March 31, 2025. The $3.6 million decrease in nonperforming assets was due to $3.3 million in net charge-offs and $1.7 million in payoffs and paydowns, partially offset by $1.4 million in additions from loans migrating to nonaccrual status in the second quarter of 2025. Nonperforming assets included one $4.2 million other real estate owned (included in “accrued interest and other assets”) at June 30, 2025 and March 31, 2025.

Special mention loans totaled $91.3 million, or 2.82% of total loans, at June 30, 2025, up from $64.3 million, or 2.05% of total loans, at March 31, 2025. The $27.0 million increase was primarily due to the addition of loans totaling $30.1 million and $1.6 million in balance increases, partially offset by the downgrade of two CRE loans totaling $4.0 million to substandard-rated loans and payoffs and paydowns totaling $660,000. As of June 30, 2025, all special mention loans were paying current.

Substandard loans totaled $91.0 million at June 30, 2025, up from $76.4 million at March 31, 2025. The $14.6 million increase was primarily due to the downgrades totaling $20.6 million, partially offset by net charge-offs totaling $3.3 million and payoffs and paydowns totaling $2.7 million. Of the total substandard loans at June 30, 2025, there were $34.2 million on accrual status.

30-89 day delinquent loans, excluding nonperforming loans, totaled $18.0 million, or 0.56% of total loans, at June 30, 2025, up from $5.9 million, or 0.19% of total loans, at March 31, 2025. The $12.1 million increase was mostly due to $15.5 million in new delinquent loans, offset by $2.2 million in loans returning to current status, $798,000 in loans migrating to nonaccrual status, and $427,000 in paydowns and payoffs. The additions include an $8.5 million CRE loan that has since been brought current.

As of June 30, 2025, the allowance for credit losses totaled $51.6 million and was comprised of an allowance for loan losses of $51.0 million and a reserve for unfunded commitments of $629,000 (included in “accrued interest and other liabilities”). This compares to the allowance for credit losses of $52.6 million, comprised of an allowance for loan losses of $51.9 million and a reserve for unfunded commitments of $629,000 at March 31, 2025. The $918,000 decrease in the allowance for credit losses for the second quarter of 2025 was due to net charge-offs of $3.3 million, offset by a $2.4 million provision for credit losses. The allowance for loan losses as a percentage of loans HFI decreased to 1.58% at June 30, 2025, compared to 1.65% at March 31, 2025, due mainly to net charge-offs of amounts included in specific reserves at March 31, 2025. The allowance for loan losses as a percentage of nonperforming loans HFI was 90% at June 30, 2025, an increase from 86% at March 31, 2025.

	For the Three Months Ended June 30, 2025			For the Six Months Ended June 30, 2025
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$51,932	$629	$52,561	$47,729	$729	$48,458
Provision for (reversal of) credit losses	2,387	—	2,387	9,233	(100)	9,133
Less loans charged-off	(3,339)	—	(3,339)	(6,065)	—	(6,065)
Recoveries on loans charged-off	34	—	34	117	—	117
Ending balance	$51,014	$629	$51,643	$51,014	$629	$51,643

Shareholders' Equity

At June 30, 2025, total shareholders' equity was $517.7 million, a $7.3 million increase compared to March 31, 2025, and a $6.4 million increase compared to June 30, 2024. The increase in shareholders' equity for the second quarter of 2025 was due to net income of $9.3 million, lower net unrealized losses on AFS securities of $1.3 million and equity compensation activity of $1.1 million, offset by common stock cash dividends paid totaling $2.9 million and common stock repurchases totaling $1.5 million. The increase in shareholders' equity for the last twelve months was due to net income of $23.0 million, lower net unrealized losses on AFS securities of $4.9 million, and equity compensation activity of $2.5 million, offset by common stock repurchases totaling $12.5 million and common stock cash dividends paid totaling $11.5 million. Book value per share and tangible book value per share(1) increased to $29.25 and $25.11 at June 30, 2025, up from $28.77 and $24.63 at March 31, 2025 and up from $28.12 and $24.06 at June 30, 2024.

Dividend Announcement

The Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on August 12, 2025 to shareholders of record on July 31, 2025.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of June 30, 2025, the Company had total assets of $4.1 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, July 22, 2025, to discuss the Company’s second quarter 2025 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 710803, conference ID RBBQ225. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 52690, approximately one hour after the conclusion of the call and will remain available through August 05, 2025.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, including direct and indirect costs and impacts on clients, the Company and its employees from the January 2025 Los Angeles County wildfires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine, in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2024, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Assets
Cash and due from banks	$27,338	$25,315	$27,747	$26,388	$23,313
Interest-earning deposits with financial institutions	164,514	213,508	229,998	323,002	229,456
Cash and cash equivalents	191,852	238,823	257,745	349,390	252,769
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	413,142	378,188	420,190	305,666	325,582
Investment securities held to maturity	4,186	5,188	5,191	5,195	5,200
Loans held for sale	-	655	11,250	812	3,146
Loans held for investment	3,234,695	3,143,063	3,053,230	3,091,896	3,047,712
Allowance for loan losses	(51,014)	(51,932)	(47,729)	(43,685)	(41,741)
Net loans held for investment	3,183,681	3,091,131	3,005,501	3,048,211	3,005,971
Premises and equipment, net	23,945	24,308	24,601	24,839	25,049
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	61,111	60,699	60,296	59,889	59,486
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	6,482	6,766	6,985	7,256	7,545
Core deposit intangibles	1,667	1,839	2,011	2,194	2,394
Right-of-use assets	25,554	26,779	28,048	29,283	30,530
Accrued interest and other assets	91,322	87,926	83,561	70,644	63,416
Total assets	$4,090,040	$4,009,400	$3,992,477	$3,990,477	$3,868,186
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$543,885	$528,205	$563,012	$543,623	$542,971
Savings, NOW and money market accounts	691,679	721,216	663,034	666,089	647,770
Time deposits, $250,000 and under	1,010,674	1,000,106	1,007,452	1,052,462	1,014,189
Time deposits, greater than $250,000	941,993	893,101	850,291	830,010	818,675
Total deposits	3,188,231	3,142,628	3,083,789	3,092,184	3,023,605
FHLB advances	180,000	160,000	200,000	200,000	150,000
Long-term debt, net of issuance costs	119,720	119,624	119,529	119,433	119,338
Subordinated debentures	15,265	15,211	15,156	15,102	15,047
Lease liabilities - operating leases	27,294	28,483	29,705	30,880	32,087
Accrued interest and other liabilities	41,877	33,148	36,421	23,150	16,818
Total liabilities	3,572,387	3,499,094	3,484,600	3,480,749	3,356,895
Shareholders' equity:
Common stock	259,863	260,284	259,957	259,280	266,160
Additional paid-in capital	3,579	3,360	3,645	3,520	3,456
Retained earnings	270,152	263,885	264,460	262,946	262,518
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(16,013)	(17,295)	(20,257)	(16,090)	(20,915)
Total shareholders' equity	517,653	510,306	507,877	509,728	511,291
Total liabilities and shareholders’ equity	$4,090,040	$4,009,400	$3,992,477	$3,990,477	$3,868,186

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest and dividend income:
Interest and fees on loans	$47,687	$45,621	$45,320	$93,308	$90,867
Interest on interest-earning deposits	1,750	2,014	3,353	3,764	8,393
Interest on investment securities	4,213	4,136	3,631	8,349	7,242
Dividend income on FHLB stock	324	330	327	654	658
Interest on federal funds sold and other	231	235	255	466	521
Total interest and dividend income	54,205	52,336	52,886	106,541	107,681
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,567	4,468	4,953	9,035	9,431
Interest on time deposits	19,250	19,084	21,850	38,334	45,172
Interest on long-term debt and subordinated debentures	1,634	1,632	1,679	3,266	3,358
Interest on FHLB advances	1,420	989	439	2,409	878
Total interest expense	26,871	26,173	28,921	53,044	58,839
Net interest income before provision for credit losses	27,334	26,163	23,965	53,497	48,842
Provision for credit losses	2,387	6,746	557	9,133	557
Net interest income after provision for credit losses	24,947	19,417	23,408	44,364	48,285
Noninterest income:
Service charges and fees	1,060	1,017	1,064	2,077	2,056
Gain on sale of loans	358	81	451	439	763
Loan servicing fees, net of amortization	541	588	579	1,129	1,168
Increase in cash surrender value of life insurance	411	403	385	814	767
Gain on OREO	—	—	292	—	1,016
Other income	6,108	206	717	6,314	1,090
Total noninterest income	8,478	2,295	3,488	10,773	6,860
Noninterest expense:
Salaries and employee benefits	11,080	10,643	9,533	21,723	19,460
Occupancy and equipment expenses	2,377	2,407	2,439	4,784	4,882
Data processing	1,713	1,602	1,466	3,315	2,886
Legal and professional	2,904	1,515	1,260	4,419	2,140
Office expenses	405	408	352	813	708
Marketing and business promotion	212	197	189	409	361
Insurance and regulatory assessments	709	730	981	1,439	1,963
Core deposit premium	172	172	201	344	402
Other expenses	921	848	703	1,769	1,291
Total noninterest expense	20,493	18,522	17,124	39,015	34,093
Income before income taxes	12,932	3,190	9,772	16,122	21,052
Income tax expense	3,599	900	2,527	4,499	5,771
Net income	$9,333	$2,290	$7,245	$11,623	$15,281

Net income per share
Basic	$0.53	$0.13	$0.39	$0.66	$0.83
Diluted	$0.52	$0.13	$0.39	$0.65	$0.82
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.32	$0.32
Weighted-average common shares outstanding
Basic	17,746,607	17,727,712	18,375,970	17,737,212	18,488,623
Diluted	17,797,735	17,770,588	18,406,897	17,784,237	18,529,299

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$163,838	$1,980	4.85%	$194,236	$2,249	4.70%	$255,973	$3,608	5.67%
FHLB Stock	15,000	324	8.66%	15,000	330	8.92%	15,000	327	8.77%
Securities
Available for sale (2)	399,414	4,189	4.21%	390,178	4,113	4.28%	318,240	3,608	4.56%
Held to maturity (2)	5,028	48	3.83%	5,189	49	3.83%	5,203	46	3.56%
Total loans (3)	3,171,570	47,687	6.03%	3,079,224	45,621	6.01%	3,017,050	45,320	6.04%
Total interest-earning assets	3,754,850	$54,228	5.79%	3,683,827	$52,362	5.76%	3,611,466	$52,909	5.89%
Total noninterest-earning assets	254,029			260,508			240,016
Total average assets	$4,008,879			$3,944,335			$3,851,482

Interest-bearing liabilities
NOW	$66,755	368	2.21%	$61,222	$321	2.13%	$56,081	$276	1.98%
Money market	482,669	3,774	3.14%	463,443	3,625	3.17%	431,559	3,877	3.61%
Saving deposits	141,411	425	1.21%	155,116	522	1.36%	164,913	800	1.95%
Time deposits, $250,000 and under	996,249	9,768	3.93%	989,622	10,046	4.12%	1,049,666	12,360	4.74%
Time deposits, greater than $250,000	922,540	9,482	4.12%	864,804	9,038	4.24%	772,255	9,490	4.94%
Total interest-bearing deposits	2,609,624	23,817	3.66%	2,534,207	23,552	3.77%	2,474,474	26,803	4.36%
FHLB advances	159,286	1,420	3.58%	176,833	989	2.27%	150,000	439	1.18%
Long-term debt	119,657	1,296	4.34%	119,562	1,295	4.39%	119,275	1,296	4.37%
Subordinated debentures	15,230	338	8.90%	15,175	337	9.01%	15,011	383	10.26%
Total interest-bearing liabilities	2,903,797	26,871	3.71%	2,845,777	26,173	3.73%	2,758,760	28,921	4.22%
Noninterest-bearing liabilities
Noninterest-bearing deposits	526,113			520,145			529,450
Other noninterest-bearing liabilities	65,278			66,151			51,087
Total noninterest-bearing liabilities	591,391			586,296			580,537
Shareholders' equity	513,691			512,262			512,185
Total liabilities and shareholders' equity	$4,008,879			$3,944,335			$3,851,482
Net interest income / interest rate spreads		$27,357	2.08%		$26,189	2.03%		$23,988	1.67%
Net interest margin			2.92%			2.88%			2.67%

Total cost of deposits	$3,135,737	$23,817	3.05%	$3,054,352	$23,552	3.13%	$3,003,924	$26,803	3.59%
Total cost of funds	$3,429,910	$26,871	3.14%	$3,365,922	$26,173	3.15%	$3,288,210	$28,921	3.54%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	Six Months Ended June 30,
	2025			2024
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$178,953	$4,230	4.77%	$310,476	$8,914	5.77%
FHLB Stock	15,000	654	8.79%	15,000	658	8.82%
Securities
Available for sale (2)	394,822	8,302	4.24%	319,127	7,197	4.54%
Held to maturity (2)	5,108	97	3.83%	5,205	94	3.63%
Total loans (3)	3,125,652	93,308	6.02%	3,017,737	90,867	6.06%
Total interest-earning assets	3,719,535	$106,591	5.78%	3,667,545	$107,730	5.91%
Total noninterest-earning assets	257,250			243,178
Total average assets	$3,976,785			$3,910,723

Interest-bearing liabilities
NOW	$64,004	689	2.17%	$57,513	$574	2.01%
Money market	473,109	7,399	3.15%	421,655	7,403	3.53%
Saving deposits	148,225	947	1.29%	161,070	1,454	1.82%
Time deposits, $250,000 and under	992,954	19,815	4.02%	1,112,735	26,165	4.73%
Time deposits, greater than $250,000	893,832	18,519	4.18%	778,713	19,007	4.91%
Total interest-bearing deposits	2,572,124	47,369	3.71%	2,531,686	54,603	4.34%
FHLB advances	168,011	2,409	2.89%	150,000	878	1.18%
Long-term debt	119,610	2,591	4.37%	119,228	2,591	4.37%
Subordinated debentures	15,203	675	8.95%	14,984	767	10.29%
Total interest-bearing liabilities	2,874,948	53,044	3.72%	2,815,898	58,839	4.20%
Noninterest-bearing liabilities
Noninterest-bearing deposits	523,145			528,898
Other noninterest-bearing liabilities	65,711			53,441
Total noninterest-bearing liabilities	588,856			582,339
Shareholders' equity	512,981			512,486
Total liabilities and shareholders' equity	$3,976,785			$3,910,723
Net interest income / interest rate spreads		$53,547	2.06%		$48,891	1.71%
Net interest margin			2.90%			2.68%

Total cost of deposits	$3,095,269	$47,369	3.09%	$3,060,584	$54,603	3.59%
Total cost of funds	$3,398,093	$53,044	3.15%	$3,344,796	$58,839	3.54%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended			At or for the Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024
Per share data (common stock)
Book value	$29.25	$28.77	$28.12	$29.25	$28.12
Tangible book value (1)	$25.11	$24.63	$24.06	$25.11	$24.06
Performance ratios
Return on average assets, annualized	0.93%	0.24%	0.76%	0.59%	0.79%
Return on average shareholders' equity, annualized	7.29%	1.81%	5.69%	4.57%	6.00%
Return on average tangible common equity, annualized (1)	8.50%	2.12%	6.65%	5.33%	7.01%
Noninterest income to average assets, annualized	0.85%	0.24%	0.36%	0.55%	0.35%
Noninterest expense to average assets, annualized	2.05%	1.90%	1.79%	1.98%	1.75%
Yield on average earning assets	5.79%	5.76%	5.89%	5.78%	5.91%
Yield on average loans	6.03%	6.01%	6.04%	6.02%	6.06%
Cost of average total deposits (2)	3.05%	3.13%	3.59%	3.09%	3.59%
Cost of average interest-bearing deposits	3.66%	3.77%	4.36%	3.71%	4.34%
Cost of average interest-bearing liabilities	3.71%	3.73%	4.22%	3.72%	4.20%
Net interest spread	2.08%	2.03%	1.67%	2.06%	1.71%
Net interest margin	2.92%	2.88%	2.67%	2.90%	2.68%
Efficiency ratio (3)	57.22%	65.09%	62.38%	60.70%	61.21%
Common stock dividend payout ratio	30.19%	123.08%	41.03%	48.48%	38.55%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Credit Quality Data:
Special mention loans	$91,317	$64,279	$19,520
Special mention loans to total loans HFI	2.82%	2.05%	0.64%
Substandard loans	$91,019	$76,372	$63,076
Substandard loans to total loans HFI	2.81%	2.43%	2.07%
Loans 30-89 days past due, excluding nonperforming loans	$18,003	$5,927	$11,270
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.56%	0.19%	0.37%
Nonperforming loans	$56,817	$60,380	$54,589
OREO	$4,170	$4,170	$—
Nonperforming assets	$60,987	$64,550	$54,589
Nonperforming loans to total loans HFI	1.76%	1.92%	1.79%
Nonperforming assets to total assets	1.49%	1.61%	1.41%

Allowance for loan losses	$51,014	$51,932	$41,741
Allowance for loan losses to total loans HFI	1.58%	1.65%	1.37%
Allowance for loan losses to nonperforming loans HFI	89.79%	86.01%	76.46%
Net charge-offs	$3,305	$2,643	$551
Net charge-offs to average loans	0.42%	0.35%	0.07%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.07%	11.10%	11.53%
Tier 1 leverage ratio	12.04%	12.07%	12.48%
Tier 1 common capital to risk-weighted assets	17.61%	17.87%	18.89%
Tier 1 capital to risk-weighted assets	18.17%	18.45%	19.50%
Total capital to risk-weighted assets	24.00%	24.42%	25.67%

(1)	June 30, 2025 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of June 30, 2025		As of March 31, 2025		As of June 30, 2024
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$138,263	4.3%	$135,538	4.3%	$126,649	4.2%
SBA	55,984	1.7%	50,651	1.6%	50,323	1.7%
Construction and land development	157,970	4.9%	158,883	5.1%	202,459	6.6%
Commercial real estate (1)	1,273,442	39.4%	1,245,402	39.6%	1,190,207	39.1%
Single-family residential mortgages	1,603,114	49.6%	1,545,822	49.2%	1,467,802	48.2%
Other loans	5,922	0.1%	6,767	0.2%	10,272	0.2%
Total loans	$3,234,695	100.0%	$3,143,063	100.0%	$3,047,712	100.0%
Allowance for loan losses	(51,014)		(51,932)		(41,741)
Total loans, net	$3,183,681		$3,091,131		$3,005,971

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.

Deposits	As of June 30, 2025		As of March 31, 2025		As of June 30, 2024
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$543,885	17.1%	$528,205	16.8%	$542,971	18.0%
Savings, NOW and money market accounts	691,679	21.7%	721,216	22.9%	647,770	21.4%
Time deposits, $250,000 and under	848,379	26.6%	863,962	27.5%	921,712	30.5%
Time deposits, greater than $250,000	920,481	28.8%	870,708	27.8%	790,478	26.1%
Wholesale deposits (1)	183,807	5.8%	158,537	5.0%	120,674	4.0%
Total deposits	$3,188,231	100.0%	$3,142,628	100.0%	$3,023,605	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of as of the dates indicated.

(dollars in thousands, except share and per share data)	June 30, 2025	March 31, 2025	June 30, 2024
Tangible common equity:
Total shareholders' equity	$517,653	$510,306	$511,291
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,667)	(1,839)	(2,394)
Tangible common equity	$444,488	$436,969	$437,399
Tangible assets:
Total assets-GAAP	$4,090,040	$4,009,400	$3,868,186
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,667)	(1,839)	(2,394)
Tangible assets	$4,016,875	$3,936,063	$3,794,294
Common shares outstanding	17,699,091	17,738,628	18,182,154
Common equity to assets ratio	12.66%	12.73%	13.22%
Tangible common equity to tangible assets ratio	11.07%	11.10%	11.53%
Book value per share	$29.25	$28.77	$28.12
Tangible book value per share	$25.11	$24.63	$24.06

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Six Months Ended June 30,
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	2025	2024
Net income available to common shareholders	$9,333	$2,290	$7,245	$11,623	$15,281
Average shareholders' equity	513,691	512,262	512,185	512,981	512,486
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,780)	(1,951)	(2,525)	(1,865)	(2,625)
Adjusted average tangible common equity	$440,413	$438,813	$438,162	$439,618	$438,363
Return on average common equity, annualized	7.29%	1.81%	5.69%	4.57%	6.00%
Return on average tangible common equity, annualized	8.50%	2.12%	6.65%	5.33%	7.01%